Exhibit 10.73

James M. Canon

3105 Legation St NW

Washington DC 20015

Dear Mark:

It is a pleasure to offer you the position of Senior Vice President, Chief Product Officer at Autobytel Inc. Please be reminded that our offer of employment is contingent upon completion of our background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Confidentiality Agreement, the Arbitration Agreement, the Securities Trading Policy, and the Code of Conduct and Ethics for Employees, Officers and Directors. Following is a summary of our offer:

Position:	Senior Vice President, Chief Product Officer

Semi-Monthly Rate:	$11,041.67 ($265,000.00 Annualized)

Hire Date:	July 10, 2006

Stock Options:	300,000 subject to applicable securities laws.

Bonus Opportunity:	Target bonus opportunity is up to 45%, on an annual basis based on achievement of specified objectives. Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference. Bonus will be prorated based upon actual time worked within the first year of employment.

Relocation:	Autobytel will pay (coach airfare and hotel) for one house hunting trip, up to five (5) days, for you and your spouse.

Autobytel will cover shipment of your household goods, including up to two (2) automobiles; recreational vehicles are not eligible for shipment.

Autobytel will cover the closing costs on the sale of your current primary residence and the purchase of a new primary residence in the Orange County area as described below. Taxes are not eligible for reimbursement. On the sale of your current home, we will cover customary reasonable real estate broker fees not to exceed 6%, reasonable legal fees, title costs and similar reasonable out of pocket expenses. For the purchase of a new primary residence, we will cover mortgage origination and financing fees not to exceed two points, reasonable legal fees, title costs and similar reasonable out of pocket expenses. You will have one year from your date of hire to submit for reimbursement of expenses relating to the purchase of a new primary residence.

Autobytel will cover commuting costs (coach air/hotel/meals/rental car) not to exceed once weekly and with the best effort to minimize costs through August 31, 2006. Commuting costs will be covered in accordance with the Autobytel Travel and Expense Reimbursement policy. We expect that your relocation will take place no later than August 31, 2006.

Autobytel will provide a one-time miscellaneous household expenses of $5,000 to cover expenses incurred in connection with your relocation and to put your new residence into move-in condition in an amount not to exceed five thousand dollars ($5,000.00). This one-time item will be paid within 10 days of notice that you purchased a new residence in Orange County, California.

The relocation and commuting costs paid by Autobytel will be grossed up for any income taxes levied thereon.

Severance:	You will be eligible for severance as provided in the attached letter which will be entered into by the parties on your date of hire.

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement and the Arbitration Agreement, which will apply during your employment with the Company and thereafter. Two originals of each of these agreements are enclosed for your review. Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me. Jim Riesenbach, Autobytel Inc.’s President & CEO, will then sign and return one complete package to you for your records.

Enclosed you will also find information regarding our benefits package. Please review the information, fill out as much as possible, and bring it with you on your first day of employment. If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Terry Brennan at (949) 862-3058.

This offer of employment is contingent on your ability to comply will all applicable State and Federal regulation, including without limitation requirements relating to the I-9 employment authorization verification process. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

Mark, while we sincerely hope your employment relationship with Autobytel Inc., will be mutually rewarding, we want to be clear that by our policy, your employment is “at will” and there is no express or implied contract of employment for a specified period of time. This means that you may resign at any time without notice and that Autobytel Inc., may terminate your employment or change the terms of your employment, including but not limited to your duties, position, or compensation, at any time without cause and without notice. Our at-will employment policy may not be changed except by an explicit written agreement signed by both you and the President and CEO of Autobytel Inc. This policy supersedes any prior written or oral communications to the contrary.

In addition, Autobytel requires that you comply with all terms of any employment agreement that you may have with your current or former employer. Specifically, Autobytel expects that you will comply with any notification requirements of any agreement with your former employer, and Autobytel will adjust your start date accordingly to accommodate any required notice period.

Autobytel further expects that you will comply with any confidentiality provisions of any agreement with your former employer. Moreover, and regardless of whether you have a written agreement with such former employer, Autobytel does not want you to disclose to us or provide copies of any confidential, proprietary or trade secret information from such former employer.

This offer shall expire 7 days from date of issue. Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment. You may fax a signed copy, if you wish, to our confidential fax at (949) 862-1324. Feel free to call if you have questions. We look forward to having you join the Autobytel Inc., team.

/s/ Mark Canon
Mark Canon

Best regards,

Autobytel Inc.

/s/ Mark Ernst
Mark Ernst
V.P., Human Resources

/s/ James E. Riesenbach
James E. Riesenbach
CEO and President